Exhibit 10.4

May 14, 2015

ZAIS Group LLC

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Ms. Donna Blank

244 Henry Street

Brooklyn, NY 11201

Donna.blank@verizon.net

Dear Ms. Blank,

Please let this letter serve as confirmation of your offer of employment by ZAIS Group LLC (“ZAIS”) to commence full time work on June 1, 2015 in the position of Chief Financial Officer, reporting to ZAIS’s’ Chief Executive Officer, and having direct oversight of ZAIS’s Finance, Risk, Mid Office, Technology, Administration, and Corporate Investor Relations groups. You will also serve as the Chief Financial Officer of (i) ZAIS Group Holdings, Inc., a publicly held company whose shares are traded on the NASDAQ stock market (“ZGH”), (ii) ZAIS Group Parent, LLC, a limited liability company controlled by ZGH which is the parent of ZAIS (“ZGP”) and (iii) ZAIS Financial Corp, a publicly held REIT whose shares are traded on the NYSE of which a subsidiary of ZAIS serves as the Investment Advisor and external manager (“ZFC”). Your appointment as Chief Financial Officer of ZGH and ZFC, and the effectiveness of this offer letter, is subject to your election by the respective Boards of Directors of ZGH and ZFC.

Employment with ZAIS is on an at-will basis. That means that either you or ZAIS may end the employment relationship at any time, for any reason or no reason, with or without notice. Termination of your employment by ZAIS for any reason or no reason will result in the contemporaneous termination of your positions as Chief Financial Officer of ZGH, ZGP and ZFC. Your position is a full time exempt position.

Your annual base salary will be $300,000, prorated for this calendar year, payable in semimonthly installments of $12,500, and subject to all federal, state, and local withholdings, and deductions for your participation in ZAIS’ employee benefit plans.

In addition to your base salary, for 2015, you will receive guaranteed year end incentive compensation in the amount of $475,000 (“2015 Guaranteed Incentive Compensation”) to be paid by ZAIS in the first quarter of 2016 on such date that is consistent with the timing of the payment of ZAIS’ 2015 discretionary incentive compensation awards (“Payment Date”). Payment of 2015 Guaranteed Incentive Compensation is contingent upon your not being terminated for Cause or not voluntarily resigning except for Good Reason, as defined herein. In the event of 1) your voluntary termination of your employment by ZAIS prior to Payment Date or 2) involuntary termination by ZAIS for Cause (as defined herein) prior to Payment Date, 2015 Guaranteed Incentive Compensation will be forfeited in its entirety. Should your employment end for Good Reason, you are entitled to the “2015 Guaranteed Incentive Compensation.”

As additional incentive compensation, you will receive an equity award in the form of 50,000 Class B-0 Units of ZGP (“the B-0 Award”). Information concerning your rights, obligations and restrictions in accepting the B-0 Award is contained in the Restricted Unit Award Agreement, the Registration Rights Agreement, the Tax Receivables Agreement, the Exchange Agreement, the Joinder Agreement, and the Second Amended and Restated LLC Agreement of ZGP, all of which will be provided under separate cover.

The annualized amount of the “2015 Guaranteed Incentive Compensation” ($800,000) will serve as a non-guaranteed target for cash based incentive compensation in subsequent calendar years, provided, however, that the payment, the amount, the timing, and character of incentive compensation, if any, beyond the 2015 Guaranteed Incentive Compensation and the B-0 Award is at the sole discretion of ZAIS, and will be determined by, among other factors, both ZAIS’s financial results and your individual performance. No such additional incentive compensation has been promised to you and you are not relying on the prospect of additional incentive compensation in accepting this offer of employment.

In addition to your base salary, 2015 Guaranteed Incentive Compensation, and B-0 Award, you will receive $100,000 (“the Sign On Bonus”) to be paid on June 30, 2015 (“Sign On Payment Date”). Payment of the Sign On Bonus is contingent upon your continued employment at ZAIS through Sign On Payment Date. Furthermore, in the event of 1) your voluntary resignation from ZAIS prior to June 30, 2016 or 2) an involuntary termination of your employment by ZAIS for cause (as defined herein) prior to June 30, 2016, you will be required to promptly repay to ZAIS the Sign On Bonus. You are entitled to retain the Sign On Bonus should your employment end for Good Reason, as defined herein All payments of cash compensation hereunder are subject to applicable federal, state and local withholding taxes.

Definition of Cause:

•	an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of employment with ZAIS;

•	intentional damage to ZAIS’s assets or reputation;

•	intentional disclosure of ZAIS’s confidential information;

•	intentional material breach or violation of any of ZAIS’s policies, including, but not limited to, intentional breach of the policies set forth in ZAIS’s U.S. Compliance Manual and ZAIS’s Employee Handbook;

•	the willful failure to substantially perform your responsibilities for ZAIS, other than as a result of incapacity due to physical or mental illness; and

•	intentional failure to cooperate, upon the written request of ZAIS, with any regulatory examination or investigation of the Company or the employee other than as a result of incapacity due to physical or mental illness.

Definition of Good Reason:

•	Any substantial breach of this Agreement by the Company.

As a further condition to your employment by ZAIS, you will be required to execute a non-competition agreement with ZAIS containing customary confidentiality, non-competition, and non-solicitation provisions. This agreement will be provided separately from this offer of employment. Paragraph 2(a) (i) of the Non-Competition Agreement shall not be effective until you have been employed for a period of at least six months.

SEC Rule 206(4)-5 “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions. Therefore, as an additional condition of your employment, you will be required to provide a list of all political contributions made by you and members of your household during the past 24 months by completing Attachment I of this letter - “Political Contributions – Employment Candidate Disclosure”. Any misrepresentation of or omission of any contributions from this information request, will be cause for your dismissal from employment.

We understand, and you confirm, that you (i) are a citizen of the United States or are legally eligible to work here, (ii) are not registered as an investment advisor under the Investment Advisors Act of 1940, (iii) do not maintain any other federal or state securities registrations or licenses, (iv) are not subject to any order issued by the Securities and Exchange Commission or any other securities regulator, (v) have never been convicted of, or plead guilty to, a crime, (vi) are not a defendant in any litigation, (vii) have never been accused in any litigation or regulatory action of any violations of federal, state or foreign securities laws or breach of fiduciary duty, (viii) are not aware of any investigation or examination commenced or contemplated to be commenced against you by any governmental agency, regulatory authority or securities or commodities exchange in the United States or elsewhere, and (ix) are not subject to any employment agreement or contract that would be violated by your employment with ZAIS.

You will be entitled to five weeks of paid time off per year (this is all inclusive of vacation, sick days, personal days, etc.), pro-rated for the first calendar year based on your date of hire. The benefits at ZAIS include:

Medical and dental insurance with employee co- pay; Vision plan

401K (after three months continuous employment) with Discretionary Profit Sharing (after 1,000 hours of employment)

$50,000 life insurance and basic LTD disability coverage

If the above terms are agreeable to you, please sign below, and return this letter to Ann O’Dowd within five business days.

Regards,

/s/ Michael Szymanski
Michael Szymanski	/s/ Donna Blank
ZAIS Group LLC	Donna Blank

CC: Christian Zugel, Ann O’Dowd

ATTACHMENT I

POLITICAL CONTRIBUTIONS – EMPLOYMENT CANDIDATE DISCLOSURE

SEC Rule 206(4)-5 concerning “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions to candidates, successful candidates or holders of state or local public office in the U.S., or to candidates for federal office if they currently hold a state or local political office in the U.S. (collectively, “Political Contributions”).

As a condition of your employment, please either acknowledge your understanding of this requirement and state you have made no such contributions, or provide a list of all such political contributions you and members of your household made during the past 24 months. Any misrepresentation or omission about your contributions may be cause for your dismissal from employment.

A.     ___ I have made no Political Contributions, nor have any members of my household, during the past 24 months.

B.      ___ I (or members of my household) have made one or more Political Contributions during the past 24 months.

________________________________________________________________________________________________ (Name/Signature)

If you checked B., above, please provide the following information for each political contribution that has been made. Attach additional pages, as needed.

Public Office:

Jurisdiction:

Recipient:

Value:

Date of Contribution:

Attach additional pages if necessary